UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-19517 (Commission File Number)	23-2835229 (IRS Employer Identification No.)
2801 E. Market Street, York, Pennsylvania 17402
(Address of Principal Executive Offices)
717-757-7660
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On April 13, 2007, each of Tim Grumbacher, Executive Chairman of the Board of The Bon-Ton Stores, Inc. (the “Company”), the Grumbacher Family Foundation (the “Foundation”) and trusts for the benefit of Mr. Grumbacher’s children (the “Trusts”) adopted pre-arranged stock trading plans. Mr. Grumbacher is a director of the Foundation. The trading plans comply with the Company’s insider trading policy and are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the trading plans, Mr. Grumbacher, the Foundation and the Trusts may sell a pre-determined number of shares of the Company’s common stock at market prices, subject to a minimum price condition and sales volume limitations. The trading plans expire on March 15, 2008 unless terminated earlier under certain conditions. The shares to be sold pursuant to Mr. Grumbacher’s trading plan include, among others, a portion of the 476,890 shares of common stock purchased by Mr. Grumbacher from the Company at the then market price to assist with the financing of the Company’s acquisition of The Elder-Beerman Stores Corp. in October 2003. Mr. Grumbacher has adopted the trading plan for personal financial and estate planning purposes.
     Following anticipated sales under his trading plan, Mr. Grumbacher will continue to hold a majority of the outstanding voting power of the Company’s common stock and Class A common stock. In addition, based upon current stock holdings, Mr. Grumbacher will continue to be the largest beneficial owner of the Company’s capital stock. Sales of common stock by Mr. Grumbacher, the Foundation and the Trusts under the trading plans will be disclosed as required by applicable law in public filings with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Dated: April 13, 2007